CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use in the Registration Statement on Form S-8 of the 5th Avenue Channel Corp., registration of 1,000,000 shares of the Company's common stock to the incorporation by reference therein of our report dated March 28, 2000 (which report contains an emphasis paragraph relating to certain liquidity and profitability considerations), with respect to the consolidated financial statements of 5th Avenue Channel Corp., included in its annual Report (Form 10-KSB) as of December 31, 1999 and for each of the two years in the period then ended filed with the Securities and Exchange Commission.

                            /s/ RACHLIN COHEN & HOLTZ LLP


Miami, Florida
October 23, 2000